Exhibit 4. (b)(iii).2  Promissory Note dated May 13, 2003

OFFER TO PURCHASE

NAME:     First Empire Entertainment.com Inc.

                 of the city/town of Toronto in the province of Ontario (as Purchaser)

     HEREBY AGREES TO AND WITH Current Capital Corp. (as Vendor) to purchase all the assets including the goodwill, trade name, properties and contents of the business known as the "Jenn Project" (the"Business") as inspected and approved by the Purchaser, at the price or sum of $110,000 made up of the following intems:

1.	3-song demo album	$60,000
2.	Assignment of contract with artist	$50,000

The purchase price is to be settled as follows:

1.	$60,000 to be settled by three (3) million common shares at an agreed price of $0.02 per common share of the Purchaser to be delivered in the form of a share certificate to the Vendor on closing; and, Three (3) million warrants convertible into equal number of common shares on or before May 13, 2005 at $0.25 per common shar eof the Purchaser.

2.	The balance $50,000 to be settled by way of a Promissory note, bearing no interest and payable on demand to be issued by the purchaser to the vendor.

The Vendor represents and warrants that it is the owner of the business and assets herein agreed to be purchased, and that the same are free and clear of all liens and encumbrances whatsoever.

The parties agree to jointly elect pursuant to Section 167(1) of the Excise Tax Act with respect to Goods and Services Tax.

The sale shall be completed on or before the 13th day of May, 2003 on which date possession of the business and assets above described is to be given to the Purchaser.

The Bill of Sale or other transfer document to be prepared at the Vendor's expenses, and the Promissory Note or other security document, if any, to be prepared at the expense of the Purchaser, and each party to pay the costs of registration of his own documents

This Offer when accepted shall constitute a binding contract of purchase and sale, and time in all respects shall be of the essence of this Agreement.

The parties hereto agree that there is no representation, warranty collateral agreement or condition affecting this Agreement or stipulated hereby other than as expressed herein in writing.

All goods, chattels and contents of the above-described business shall be and remain at the risk of the Vendor until completion of sale.

DATED at Toronto this 13th day of May, 2003.

SIGNED, SEALED AND	)
DELIVERED in the	)
presence of	)	FIRST EMPIRE ENTERTAINMENT.COM INC.
)
	)	/s/ Terence Robinson
)
	)	Terence Robinson
	)	Chief Executive Officer

The undersigned Vendor hereby accepts the foregoing offer.

DATED at Toronto this 13th day of May, 2003.

IN WITNESS WHEREOF I have hereunto set my hand and seal.

SIGNED, SEALED AND	)
DELIVERED in the	)
presence of	)	CURRENT CAPITAL CORP.
)
	)	/s/ Robert Kennedy
)
	)	Robert Kennedy
	)	President

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